                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                   FORM 8-A/A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12 (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                             COMSHARE, INCORPORATED
             (Exact name of registrant as specified in its charter)


                  Michigan                                38-1804887
 (State of incorporation or organization)   (I.R.S. Employer Identification No.)


                  555 Briarwood Circle, Ann Arbor, Michigan         48103

                   (Address of principal executive offices)       (Zip Code)

If this form relates to the registration of a      If this form relates to the registration of a
class of securities pursuant to Section 12(b)      class of securities pursuant to Section 12(g)
of the Exchange Act and is effective pursuant      of the Exchange Act and is effective pursuant
to General Instruction A.(c), please check         to General Instruction A.(d), please check
the following box. [ ]                             the following box. [ X ]

Securities Act registration statement file number to which this form relates:
000-28848 (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each Class                     Name of Each Exchange on Which
         to be so Registered                     Each Class is to be Registered
         -------------------                     ------------------------------

         None                                     N/A

        Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Stock Purchase Rights
                                (Title of Class)

         We hereby amend the following items, exhibits or other portions of our Form 8-A filed on September 17, 1996, as amended on September 27, 1996, related to our Rights Agreement, as set forth below.

ITEM 1.   Description of Registrant's Securities to be Registered

         On June 22, 2003, Comshare, Incorporated (the "Company") and Computershare Investor Services LLC, as successor to KeyBank National Association, Key Corp Shareholder Services, Inc. and Harris Trust and Savings Bank's corporate trust business (the "Rights Agent") executed an amendment (the "Amendment") to the Rights Agreement, dated as of September 16, 1996, between the Company and the Rights Agent (the "Rights Agreement"). Capitalized terms used but not defined herein will have the meaning assigned thereto in the Rights Agreement. Section 26 of the Rights Agreement provides that prior to the Distribution Date, the Company may supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of the Company's common stock.

         On June 22, 2003, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") between the Company, Geac Computer Corporation Limited, a corporation governed by the Canada Business Corporations Act ("Geac"), and Conductor Acquisition Corporation, a Michigan corporation and an indirect wholly owned subsidiary of Geac ("Merger Subsidiary"), pursuant to which Merger Subsidiary commenced a tender offer to purchase all of the outstanding shares of common stock of the Company, to be followed by a merger of Merger Subsidiary with and into the Company, upon the terms and subject to the conditions in the Merger Agreement. In connection with execution of the Merger Agreement and the transactions contemplated thereby, the Amendment amends the Rights Agreement to exempt the Merger Agreement, the Voting Agreement, the Offer, the Top-Up Option, the Merger and the Transactions from the application of the Rights Agreement.

         The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and Amendment, which are filed as exhibits hereto and incorporated herein by reference.

ITEM 2.   Exhibits

         The following exhibits are filed as a part of this registration statement:

4.1 Rights Agreement, dated as of September 16, 1996, between the Company and KeyBank National Association, as Rights Agent -- incorporated by reference to Exhibit 2 to the Company's Registration Statement on Form 8-A, filed on September 17, 1996.

4.2 Agreement among Computershare Investor Services, Inc. Harris Trust and Savings Bank and the Company -- incorporated by reference to Exhibit
         4.11 to the Company's Form 10-K Report for the fiscal year ended June 30, 2001.

4.3 Amendment dated as of June 22, 2003, to the Rights Agreement dated as of September 16, 1996, between Comshare, Incorporated and Computershare Investor Services LLC, as successor to KeyBank National Association, Key Corp Shareholder Services, Inc. and Harris Trust and Savings Bank's corporate trust business, as Rights Agent.

                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                           COMSHARE, INCORPORATED


                           By:   /s/ Brian J. Jarzynski
                                 -----------------------------------------------
                                 Brian J. Jarzynski
                                 Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
Dated: July 3, 2003

                                Index to Exhibits

Exhibit
No.               Description

4.1 Rights Agreement, dated as of September 16, 1996, between the Company and KeyBank National Association, as Rights Agent -- incorporated by reference to Exhibit 2 to the Company's Registration Statement on Form 8-A, filed on September 17, 1996.

4.2 Agreement among Computershare Investor Services, Inc. Harris Trust and Savings Bank and the Company -- incorporated by reference to Exhibit
         4.11 to the Company's Form 10-K Report for the fiscal year ended June 30, 2001.

4.3 Amendment dated as of June 22, 2003, to the Rights Agreement dated as of September 16, 1996, between Comshare, Incorporated and Computershare Investor Services LLC, as successor to KeyBank National Association, Key Corp Shareholder Services, Inc. and Harris Trust and Savings Bank's corporate trust business, as Rights Agent.